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                                                                      EXHIBIT 99



[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
                                                     Tel. 804.289.9600
                                                     Fax 804.289.9758

PRESS RELEASE

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

                         Brink's, Incorporated Acquires
                      Security Operations in Eastern Europe


RICHMOND, Va., (April 29, 2005) - The Brink's Company (NYSE: BCO) announced the acquisition by subsidiaries of Brink's, Incorporated of security operations in Eastern Europe from affiliates of Securitas AB.

     Subsidiaries of Brink's, Incorporated have purchased the cash handling and processing operations in Hungary, Poland and the Czech Republic from affiliates of Securitas AB for approximately $9 million.

     "These acquisitions are part of our overall growth strategy for Brink's, Incorporated, which is focused on increasing the penetration of our services globally, emphasizing value-added services and expanding our geographic footprint," said Michael T. Dan, Chairman, President and Chief Executive Officer of The Brink's Company.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, a global leader in security services, and the premier provider of secure cash and valuables transportation and technology-enabled logistics solutions to banks, retailers, governments, mints, diamantaires and jewelers in more than 50 countries; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.



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